EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER
FISCAL 2027 RESULTS

~ Net Sales of $169.8 million ~

~ Operating Income of $14.9 million and Adjusted Operating Income of $15.1 million, which include $3.2 million in IEEPA duty refunds ~

~ EPS of $0.53 and Adjusted EPS of $0.54, which include $0.11 resulting from IEEPA duty refunds ~

~ Board Declares Quarterly Dividend of $0.40 per share ~

Paramus, NJ – August 26, 2026 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six-month results for the periods ended July 31, 2026.

Second Quarter Fiscal 2027 Highlights*

•	Net sales of $169.8 million versus $161.8 million in the second quarter of fiscal 2026;
•	Gross margin of 59.4%, or 57.5% excluding $3.2 million of IEEPA duty refunds, compared to 54.1% in the second quarter of fiscal 2026;
•	Operating income of $14.9 million compared to $4.0 million in the second quarter of fiscal 2026;
•	Adjusted operating income of $15.1 million compared to $7.0 million in the second quarter of fiscal 2026;
•	Diluted earnings per share of $0.53 compared to $0.13 in the second quarter of fiscal 2026;
•	Adjusted diluted earnings per share of $0.54 compared to $0.23 in the second quarter of fiscal 2026; and
•	The quarter ended with $211.6 million in cash and no debt.

*Second quarter Fiscal 2027 GAAP and Adjusted results include $3.2 million in IEEPA duty refunds plus $0.1 million in interest thereon totaling $3.3 million pre-tax, or $2.5 million after tax, representing $0.11 per diluted share. The $3.2 million IEEPA duty refund was reflected as a benefit to cost of sales. This benefit represented 190 of the 530 basis-point improvement in Second Quarter Fiscal 2027 gross profit margin as compared to the prior-year quarter. (See explanation below under “IEEPA Duty Refunds.”)

Efraim Grinberg, Chairman and Chief Executive Officer, stated: "I am pleased to report strong top- and bottom-line results for the second quarter, capping an excellent first half for Movado Group. In the second quarter of fiscal 2027, net sales grew 4.9%, or 4.4% in constant currency. Gross profit margin expanded by 340 basis points and adjusted diluted earnings per share increased by approximately 87%, in each case excluding the impact of IEEPA duty refunds. This performance reflected broad-based increases across our owned and licensed brands, our direct and wholesale channels, and key geographies led by the U.S. and Europe, underscoring the strength of our business model and the successful execution of our strategy. We drove demand for our portfolio of watch and jewelry brands worldwide by placing the consumer at the center of everything we do, delivering high-impact innovation and deepening customer engagement across our brand portfolio.”

“We also ended the first half of the year with a strong balance sheet, including a higher cash balance than at the same time last year and no debt. At quarter-end, cash totaled $211.6 million after investing to support our long-term growth and returning $16.6 million to shareholders through year-to-date dividend payments,” Mr. Grinberg continued.

“We enter the third quarter excited about our business prospects, with compelling innovation and marketing efforts set to build on the momentum we're seeing across our fashion watch and jewelry brands, particularly in smaller-sized watches and distinctive shapes. Combined with our sharp focus on execution, we believe we are well positioned to navigate the dynamic environment, advance our strategic priorities, and generate long-term profitable growth and value creation for our shareholders,” Mr. Grinberg concluded.

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Second quarter fiscal 2027 results of operations included a $0.2 million pre-tax charge, or $0.1 million after tax, representing $0.01 per diluted share, related to the investigation of misconduct within the Dubai branch of the Company's Swiss subsidiary.

Second quarter fiscal 2026 results of operations included a $2.1 million pre-tax charge, or $1.6 million after tax, representing $0.07 per diluted share, related to the investigation of misconduct within the Dubai branch of the Company’s Swiss subsidiary and a $0.9 million pre-tax charge, or $0.7 million after tax, representing $0.03 per diluted share, associated with expenses related to a corporate cost-savings initiative.

In this press release, references to “adjusted” results exclude the impact of the above charges and the impact of the items described in the Non-GAAP Items section of the Company’s earnings release for the first quarter of fiscal 2027. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Second Quarter Fiscal 2027 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 4.9% to $169.8 million, or increased 4.4% on a constant-dollar basis, compared to $161.8 million in the second quarter of fiscal 2026. The increase in net sales reflected increases across the Company’s owned and licensed brands and its Movado Company Stores. U.S. net sales increased 4.9% as compared to the second quarter of last year. International net sales also increased 4.9% (4.1% on a constant-dollar basis) as compared to the second quarter of last year.
•	Gross profit was $100.8 million, or 59.4% of net sales, compared to $87.6 million, or 54.1% of net sales, in the second quarter of fiscal 2026. The 530 basis-point improvement in gross margin included $3.2 million, or 190 basis points, from IEEPA duty refunds in the quarter, as well as the positive impact of changes in channel and product mix, partially offset by higher shipping costs.
•	Operating expenses were $85.9 million in the second quarter of fiscal 2027 compared to $83.6 million in the second quarter of fiscal 2026. This increase was primarily due to higher performance-based compensation and increased selling and marketing expenses to support higher sales. As a percentage of net sales, operating expenses decreased to 50.6% of net sales from 51.6% in the prior-year period primarily due to leverage of expenses given the increase in net sales. Adjusted operating expenses were $85.7 million, or 50.5% of net sales, compared to $80.6 million, or 49.8% of net sales, in the second quarter of fiscal 2026.
•	Operating income was $14.9 million compared to $4.0 million in the second quarter of fiscal 2026. Adjusted operating income was $15.1 million, or 8.9% of net sales, compared to $7.0 million, or 4.3% of net sales, in the second quarter of fiscal 2026. Both operating income and adjusted operating income in the second quarter of fiscal 2027 included $3.2 million in IEEPA duty refunds.
•	The Company recorded a tax provision of $3.5 million in the second quarter of fiscal 2027 compared to $2.0 million in the second quarter of fiscal 2026. Based on adjusted pre-tax income, the adjusted tax provision in the second quarter of fiscal 2027 was $3.6 million, or an adjusted tax rate of 22.1%. This compares to an adjusted tax provision of $2.7 million, or an adjusted tax rate of 32.9%, in the second quarter of fiscal 2026.
•	Net income for the second quarter of fiscal 2027 was $12.3 million, or $0.53 per diluted share, compared to $3.0 million, or $0.13 per diluted share, in the second quarter of fiscal 2026. Adjusted net income was $12.5 million, or $0.54 per diluted share, compared to $5.3 million, or $0.23 per diluted share, in the second quarter of fiscal 2026. Both net income and adjusted net income in the second quarter of fiscal 2027 included $2.5 million in IEEPA duty refunds plus interest thereon, net of taxes.

First Half Fiscal 2027 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales for the first six months of fiscal 2027 increased 6.3% to $312.2 million, or increased 4.5% on a constant-dollar basis, compared to $293.6 million in the first six months of fiscal 2026. The increase in net sales reflected increases across the Company’s owned and licensed brands and its Movado Company Stores. U.S. net sales increased 6.6% as compared to the first six months of last year. International net sales increased 6.1% (2.9% on a constant-dollar basis) as compared to the first six months of last year.

•	Gross profit was $182.4 million, or 58.4% of net sales, compared to $158.9 million, or 54.1% of net sales, in the first six months of fiscal 2026. The 430-basis-point improvement in gross margin included $3.2 million, or 100 basis points, from IEEPA duty refunds, as well as the positive impact of changes in channel and product mix.
•	Operating expenses were $160.5 million, as compared to $154.6 million in the first six months of fiscal 2026. As a percentage of sales, operating expenses were 51.4% of net sales versus 52.7% of net sales in the first six months last year. Adjusted operating expenses for the first six months of fiscal 2027 were $159.9 million, or 51.2% of net sales, versus $151.0 million, or 51.4% of net sales, for the first six months of fiscal 2026. The increase in adjusted operating expenses versus the same period of last year was primarily due to higher performance-based compensation and increased marketing and selling expenses to support the increased sales.
•	Operating income was $21.9 million compared to operating income of $4.3 million in the first six months of fiscal 2026. Adjusted operating income was $22.6 million for the first six months of fiscal 2027 compared to $7.9 million in the first six months of fiscal 2026. Both operating income and adjusted operating income for the first six months of fiscal 2027 included $3.2 million in IEEPA duty refunds.
•	The Company recorded a tax provision of $5.5 million as compared to a tax provision of $2.6 million in the first six months of fiscal 2026. Based on adjusted pre-tax income, the adjusted tax provision for the first six months of fiscal 2027 was $5.6 million, or an adjusted tax rate of 22.1%. This compares to an adjusted tax provision of $3.4 million, or an adjusted tax rate of 32.4%, in the first six months of fiscal 2026.
•	Net income was $19.2 million, or $0.84 per diluted share, compared to net income of $4.4 million, or $0.20 per diluted share, in the first six months of last year. Adjusted net income for the first six months of fiscal 2027 was $19.7 million, or $0.86 per diluted share, compared to adjusted net income of $7.2 million, or $0.32 per diluted share, in the first six months of fiscal 2026. Both net income and adjusted net income for the first six months of fiscal 2027 included $2.5 million in IEEPA duty refunds plus interest thereon, net of taxes.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on August 26, 2026, the Board of Directors declared the payment on September 22, 2026, of a cash dividend in the amount of $0.40 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 8, 2026.

During the first six months of fiscal 2027, the Company repurchased 61,000 shares under its December 5, 2024, share repurchase program. As of July 31, 2026, the Company had $44.6 million remaining available under the share repurchase program.

IEEPA Duty Refunds

The Company is pursuing refunds of approximately $10.0 million for the International Emergency Economic Powers Act (“IEEPA”) duties previously paid and expects to recover these amounts. As of July 31, 2026, the Company received $3.3 million in cash in respect of the refunds, including $0.1 million in interest. The underlying IEEPA duty amounts were recognized in cost of sales within the Company’s Consolidated Statements of Operations for inventory sold between February 2025 and May 2026. The $3.2 million IEEPA duty refund was reflected as a benefit to cost of sales in the second quarter of fiscal 2027, while the $0.1 million interest payment was reflected in other income, net.

Outlook

Going forward, the Company remains committed to providing transparency and insight into its business, markets, and current trends. However, the Company has chosen to discontinue providing an annual outlook as it believes its focus is better served on the execution of its long-term strategy, which is expected to drive profitable growth and increased value for shareholders. As it relates to the second half of fiscal 2027, the Company expects to build on the momentum of the first half of the year to deliver topline growth in the mid-single-digit range and gross margin in a range of 55% to 56%, excluding any additional IEEPA duty refunds.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, August 26, 2026, at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available at 1:00 p.m. ET on August 26, 2026, until 11:59 p.m. ET on September 9, 2026, and can be accessed by dialing (844) 512-2921 and entering replay number 13762314.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE® watches, and, to a lesser extent, jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate costs due to the investigation referred to above and the establishment of a provision for a cost-savings initiative. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant-currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant-dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to maintain effective internal control over financial reporting in the future, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, including long-lived assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, including cybersecurity risks posed by increasing reliance on cloud services and generative artificial intelligence, complex and quickly-evolving regulations regarding privacy and data protection, regulatory restrictions and a changing marketing environment, including the movement toward a cookieless future and increased digital advertising costs, requirements to meet environmental, social and governance regulations, expectations or standards, including climate change-related risks and regulatory requirements, the impact of current or future cost reduction, streamlining, restructuring or business optimization initiatives, risks associated with laws and regulations relating to supply chain transparency and forced labor, changes to existing laws or regulations, including changes to tax laws or regulations, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs, the potential imposition of tariffs under alternative statutory authorities and the Company’s ability to receive additional refunds for IEEPA duties previously paid), quotas, political and economic stability, anti-corruption and anti-bribery laws, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2026	2025	2026	2025

Net sales	$169,752	$161,829	$312,154	$293,598

Cost of sales	68,927	74,264	129,736	134,683

Gross profit	100,825	87,565	182,418	158,915

Total operating expenses	85,947	83,558	160,525	154,617

Operating income	14,878	4,007	21,893	4,298

Non-operating income/(expense):
Other income, net	1,255	1,202	3,216	2,962
Interest expense	(108)	(110)	(210)	(221)

Income before income taxes	16,025	5,099	24,899	7,039

Provision for income taxes	3,535	1,961	5,483	2,621

Net income	12,490	3,138	19,416	4,418

Less: Net income attributable to noncontrolling interests	191	152	187	12

Net income attributable to Movado Group, Inc.	$12,299	$2,986	$19,229	$4,406

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.53	$0.13	$0.84	$0.20

Weighted diluted average shares outstanding	23,085	22,571	22,924	22,479

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	July 31,		% Change

	2026	2025

Total net sales, as reported	$169,752	$161,829	4.9%

Total net sales, constant dollar basis	$169,020	$161,829	4.4%

	Six Months Ended
	July 31,		% Change

	2026	2025

Total net sales, as reported	$312,154	$293,598	6.3%

Total net sales, constant dollar basis	$306,761	$293,598	4.5%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended July 31, 2026
As Reported (GAAP)	$169,752	$100,825	$85,947	$14,878	$16,025	$3,535	$12,299	$0.53
Costs related to the Dubai matter (1)	–	–	(198)	198	198	47	151	0.01
Adjusted Results (Non-GAAP)	$169,752	$100,825	$85,749	$15,076	$16,223	$3,582	$12,450	$0.54

Three Months Ended July 31, 2025
As Reported (GAAP)	$161,829	$87,565	$83,558	$4,007	$5,099	$1,961	$2,986	$0.13
Costs related to the Dubai matter (1)	–	–	(2,136)	2,136	2,136	515	1,621	0.07
Cost-Savings Initiative (2)	–	–	(872)	872	872	190	682	0.03
Adjusted Results (Non-GAAP)	$161,829	$87,565	$80,550	$7,015	$8,107	$2,666	$5,289	$0.23

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Six Months Ended July 31, 2026
As Reported (GAAP)	$312,154	$182,418	$160,525	$21,893	$24,899	$5,483	$19,229	$0.84
Costs related to the Dubai matter (1)	–	–	(664)	664	664	159	505	0.02
Adjusted Results (Non-GAAP)	$312,154	$182,418	$159,861	$22,557	$25,563	$5,642	$19,734	$0.86

Six Months Ended July 31, 2025
As Reported (GAAP)	$293,598	$158,915	$154,617	$4,298	$7,039	$2,621	$4,406	$0.20
Costs related to the Dubai matter (1)	–	–	(2,136)	2,136	2,136	515	1,621	0.07
Cost-Savings Initiative (2)	–	–	(1,451)	1,451	1,451	309	1,142	0.05
Adjusted Results (Non-GAAP)	$293,598	$158,915	$151,030	$7,885	$10,626	$3,445	$7,169	$0.32

(1) Costs related to the investigation of misconduct within the Dubai branch of the Company's Swiss subsidiary.

(2) Related to the establishment of a provision for a corporate cost-savings initiative.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31,	January 31,	July 31,
	2026	2026	2025

ASSETS

Cash and cash equivalents	$211,612	$230,541	$180,493
Trade receivables, net	94,341	102,037	94,397
Inventories	196,463	158,331	211,504
Other current assets	19,600	22,208	22,949
Income taxes receivable	5,159	4,118	6,848
Total current assets	527,175	517,235	516,191

Property, plant and equipment, net	15,743	17,105	19,196
Operating lease right-of-use assets	58,569	67,873	77,130
Deferred and non-current income taxes	45,426	45,917	43,129
Other intangibles, net	3,146	4,162	4,930
Other non-current assets	93,285	90,329	88,143
Total assets	$743,344	$742,621	$748,719

LIABILITIES AND EQUITY

Accounts payable	$35,591	$21,138	$35,347
Accrued liabilities	53,097	49,748	63,766
Accrued payroll and benefits	12,837	17,896	11,426
Current operating lease liabilities	18,427	20,603	19,871
Income taxes payable	3,746	3,663	1,014
Total current liabilities	123,698	113,048	131,424

Deferred and non-current income taxes payable	1,132	1,030	933
Non-current operating lease liabilities	49,682	58,063	67,908
Other non-current liabilities	61,615	60,220	56,219

Shareholders' equity	505,616	508,842	489,913

Noncontrolling interest	1,601	1,418	2,322
Total equity	507,217	510,260	492,235

Total liabilities and equity	$743,344	$742,621	$748,719

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	July 31,

	2026	2025

Cash flows from operating activities:
Net income	$19,416	$4,418
Depreciation and amortization	4,540	4,657
Other non-cash adjustments	4,750	5,625
Changes in working capital	(21,717)	(26,362)
Changes in non-current assets and liabilities	(450)	646
Net cash provided by/(used in) operating activities	6,539	(11,016)

Cash flows from investing activities:
Capital expenditures	(2,347)	(2,826)
Long-term investments	(1,140)	(1,887)
Trademarks and other intangibles	(68)	(41)
Net cash used in investing activities	(3,555)	(4,754)

Cash flows from financing activities:
Dividends paid	(16,642)	(15,557)
Stock repurchases	(1,541)	(1,594)
Stock awards and options exercised and other changes	116	(467)
Debt issuance costs	(340)	–
Net cash used in financing activities	(18,407)	(17,618)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,542)	5,467
Net change in cash, cash equivalents, and restricted cash	(18,965)	(27,921)
Cash, cash equivalents, and restricted cash at beginning of period	231,382	209,214

Cash, cash equivalents, and restricted cash at end of period	$212,417	$181,293

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$211,612	$180,493
Restricted cash included in other non-current assets	805	800
Cash, cash equivalents, and restricted cash	$212,417	$181,293